Ex 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-262713 and 333-252119 on Form S-8 of our report dated March 10, 2022, relating to the consolidated financial statements of Foghorn Therapeutics Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2022